SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported) May 4, 1998


             Spectrum Information Technologies, Inc.
      (Exact name of registrant as specified in its charter)


      Delaware               0-15596             75-1940923
  (State or other          (Commission        I.R.S. Employer
  jurisdiction of          File Number)      Identification No.)
   incorporation
  or organization)


        2700 Westchester Avenue, Purchase, New York 10577
             (Address of principal executive offices)


Registrant's telephone number, including area code (914) 251-1800


  (Former name or former address, if changed since last report)

Item 5 - Other Events


SPECTRUM
INFORMATION TECHNOLOGIES, INC.


For Immediate Release


CONTACT: For Media Only:              Others:
         Bill McDonald                Spectrum Information
         McDonald Communications      Technologies, Inc.
         (516) 883-4598               info@spectruminfo.com
         mcdoncom@sprintmail.com      http://www.spectruminfo.com



SPECTRUM ANNOUNCES FREE TRIALS OF FASTLANE, THE FIRST WEB
ACCELERATION SERVICE TO EASILY REDUCE DIAL-UP USERS TIME SPENT
DOWNLOADING WEB PAGES BY UP TO 50%

FastLane(TM) Service will speed delivery of Web images directly to dial-up users without the need for client software. Up to 3X standard image downloading speeds provided. One-time, easy sign-up puts users in the Spectrum FastLane. ISPs may resell service to subscribers as a value-added benefit.


      PURCHASE, NY, May 4, 1998 -- Spectrum Information
Technologies, Inc. (OTC Bulletin Board: SITI) today launched the world's first Web Acceleration Service to directly provide Web image downloading acceleration for dial-up users.

      Called FastLane, the highly affordable service will be available directly to dial-up users accessing the Web through local, regional, national, and international Internet Service Providers (ISPs), and does not require any complex set-up. FastLane will also be available to ISPs looking to provide faster image downloading speeds to all or part of their subscribers. Free trials of the service began on April 30 for a limited time, with full-scale operation beginning this summer. Internet users may sign up to use FastLane free for a limited trial period by simply going to www.spectruminfo.com and registering with Spectrum

      "FastLane changes the dynamics in dial-up Web browsing," comments Spectrum President and CEO Donald J. Amoruso. "For the first time -- with an easy-to-use service -- users can implement their own answer to the World Wide Wait. FastLane is simple and easy to get and use. It delivers greatly accelerated Web image download speeds to any modem user, and provides a powerful boost to 56K and lesser modem speeds. FastLane also benefits ISPs, who may resell it as a value-added service to subscribers. FastLane requires no installation or maintenance whatsoever at the ISP level, and gives ISPs a competitive edge in attracting new customers and reducing subscriber churn."

      FastLane is a versatile solution. Nearly all Web pages contain graphic images that can greatly frustrate users when these images slow the process of downloading a Web page. FastLane directly addresses this frustration by dramatically speeding up image downloads. Measurements have shown that for Web page images, FastLane provides up to a 3x reduction in image download times, with negligible impact on image quality. The time that is normally spent browsing the Internet can be reduced 30-50% and the overall browsing experience will be greatly improved.


                             - more -

      Studies clearly show that dial-up access will continue to be the Web connection method of choice for most home users and many small business users. Deployment of DSL and cable modem technology will take years to reach most people, and ISDN continues to remain costly and complex to install. FastLane meets the needs of today's standard modem users for higher performance immediately at a reasonable cost.

      Amoruso said, "The decision to deploy FastLane was a result of the frustration expressed by users frustrated by the long delays encountered in downloading images from the Web. The fastest way to deploy to all ISP users is to offer the service to them directly and Spectrum is the first vendor to provide this service."

      Using FastLane is as easy as signing up for it. There is no complicated installation of client software. Spectrum makes an optional utility available, the FastLane Toggle, which allows an end user to quickly turn FastLane on or off should they desire. After the trial period, the monthly cost for individual users is targeted at $4.95, and Spectrum is evaluating discounts for longer-term commitments. ISPs interested in reselling the service should contact Spectrum via the above web site location, or e-mail the company at info@spectruminfo.com.

      In addition to developing Internet software, Spectrum owns a portfolio of patents relating to commercially practicable methods to wirelessly transmit data over circuit-switched cellular networks. Spectrum licenses this technology to many leading modem manufacturers and markets proprietary direct connect activation kits providing interface connection between a variety of cellular phones and PC card modems. Spectrum is headquartered in Purchase, New York, and has offices in the Boston, Massachusetts and Redwood City, California areas.

      This press release contains statements that are "forward-looking," including those concerning the development, introduction and commercialization of new Internet software and services. There are many risks associated with Spectrum's successful introduction of this service, including time to market, intense competition in the Internet software and services industries and the continuous introduction of innovative and competing products. Additionally, implementation of this service is complex and time consuming. These risks are particularly compelling given the limited capital resources that Spectrum has to invest in the development, marketing and selling of its services and products. As previously reported in Spectrum's reports as filed with the Securities and Exchange Commission, Spectrum's management believes that it will need to raise capital if it is to successfully accomplish its objectives. There can be no assurances that Spectrum will successfully raise capital, complete the commercialization of its Web acceleration service and introduce it according to Spectrum's schedule or that Spectrum will be successful marketing its service or products. Spectrum's reports as filed with the SEC discuss these and other risk factors and are available on Spectrum's Web site at http://www.spectruminfo.com.


                          #  #  #

                           SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:     May 4, 1998


                        SPECTRUM INFORMATION TECHNOLOGIES, INC.

                        By  /s/ Donald J. Amoruso
                          -----------------------------------
                          Donald J. Amoruso
                          President, Chief Executive Officer and
                          Chairman of the Board of Directors


                        By  /s/ Barry J. Hintze
                          -----------------------------------
                          Barry J. Hintze
                          Controller and
                          Principal Accounting Officer